URGENT MATTER

Dear Shareholder:                                                                                                                                                                                                                                     November 2, 2010

As you may know, the Special Meeting of Shareholders of the Capstone Church Capital Fund, originally scheduled for October 28, 2010, convened as scheduled, but was adjourned until November 29, 2010 to allow additional time for shareholders to vote their shares.  The Special Meeting will be reconvened at the Fund’s offices, 5847 San Felipe, Suite 4100, Houston, TX at 4:00 p.m.  Central Standard Time.  Only shareholders of record on August 31, 2010 will be entitled to vote at the reconvened Special Meeting on November 29, 2010.

Your Fund has called a Special Meeting of Shareholders to allow the shareholders of your Fund to vote on the proposed amendment to the Fund’s fundamental policy regarding repurchase offers to provide for annual, instead of quarterly, repurchase offers.   Your Board of Trustees approved the amendment and recommends that you vote to approve the amendment.

IF YOU HAVE NOT ALREADY VOTED, PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ADJOURNED MEETING.  IF YOU HAVE ALREADY VOTED, PLEASE DISREGARD THIS NOTICE AND WE THANK YOU FOR YOUR RESPONSE.

Another copy of your proxy card is enclosed for your convenience.  Should you have any questions regarding the proposal or wish to provide voting instructions with respect to your shares, please call 1-877-732-3615 and ask for extension 7084.

To vote your shares, the following voting options have been set up for your convenience.

1.	Vote by Touchtone Phone. Cast your vote by calling the touchtone phone number printed on the enclosed proxy card.

2.	Vote Through the Internet. You may cast your vote using the internet by logging on to the internet address printed on the enclosed proxy card and following the instructions on the website.

Again, please do not hesitate to call toll-free 1-877-732-3615 and ask for extension 7084 if you have any questions regarding this Shareholder Meeting or want simply to vote your shares. Representatives are available between the hours of 9:00 a.m. and 11:00 p.m. Monday through Friday, or Saturday from 10:00 a.m. to 6:00 p.m. Eastern Time.

No matter how many shares you own, your vote is important. I thank you in advance for your time with this matter.

Sincerely,

Edward L. Jaroski
President